                                                                    EXHIBIT 11.1

                            COMPRESSENT CORPORATION

                       COMPUTATION OF NET LOSS PER SHARE

                                                  3 MONTHS ENDED               9 MONTHS ENDED
                                             ------------------------     -------------------------
                                              JUNE 30,     JUNE 30,        JUNE 30,      JUNE 30,
                                                1996         1997            1996          1997
                                             ----------   -----------     -----------   -----------
PRIMARY
Weighted average number of common shares
  outstanding during the period............   4,117,833     5,032,349       4,108,944     4,994,685
Incremental common shares attributable to
  the application of SAB 64 and 83.........          --            --              --            --
                                             ----------   -----------     -----------   -----------
Shares used in computing net loss per share
  applicable to common shareholders........   4,117,833     5,032,349       4,108,944     4,994,685
                                             ==========   ===========     ===========   ===========
Net loss...................................  $ (752,962)  $(1,115,611)    $(1,395,822)  $(3,496,950)
Less: Accretion on preferred stock.........          --            --              --            --
                                             ----------   -----------     -----------   -----------
Net loss applicable to common
  shareholders.............................  $ (752,962)  $(1,115,611)    $(1,395,822)  $(3,496,950)
                                             ==========   ===========     ===========   ===========
Net loss per share applicable to common
  shareholders.............................  $    (0.18)  $     (0.22)    $     (0.34)  $     (0.70)
                                             ==========   ===========     ===========   ===========

FULLY DILUTED
Weighted average number of common shares
  outstanding during the period............   4,117,833     5,032,349       4,108,944     4,994,685
Incremental common shares attributable to
  the application of SAB 64 and 83.........          --            --              --            --
                                             ----------   -----------     -----------   -----------
Shares used in computing net loss per share
  applicable to common shareholders........   4,117,833     5,032,349       4,108,944     4,994,685
                                             ==========   ===========     ===========   ===========
Net loss...................................  $ (752,962)  $(1,115,611)    $(1,395,822)  $(3,496,950)
Less: Accretion on preferred stock.........          --            --              --            --
                                             ----------   -----------     -----------   -----------
Net loss applicable to common
  shareholders.............................  $ (752,962)  $(1,115,611)    $(1,395,822)  $(3,496,950)
                                             ==========   ===========     ===========   ===========
Net loss per fully diluted share...........  $    (0.18)  $     (0.22)    $     (0.34)  $     (0.70)
                                             ==========   ===========     ===========   ===========

                                       17